Exhibit 15.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333- 172125 on Form S-8 of our report relating to the financial statements of Country Style Cooking Restaurant Chain Co., Ltd. dated April 20, 2011, (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring the translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers in the United States of America), appearing in the Annual Report on Form 20-F of Country Style Cooking Restaurant Chain Co., Ltd. for the year ended December 31, 2010.
/s/ DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai China
April 20, 2011